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                                                                    EXHIBIT 99.1
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BEIJING MED-PHARM CORPORATION ANNOUNCES INTENTION TO RESTATE PRIOR RESULTS

PLYMOUTH MEETING, Pa.--(BUSINESS WIRE)--Aug. 19, 2005--Beijing Med-Pharm Corporation (the "Company") announced today that it intends to restate its financial statements as of and for the period ended December 31, 2004 principally to correct a $51,000 overstatement of revenue. As a result of the restatement, revenues reported for the fiscal year ended December 31, 2004 will be reduced from $260,000 to $209,000, resulting in an increased loss in the Company's earnings per share from $0.15 per share to $0.16 per share. The overstatement resulted from the erroneous recording of an advance payment from a distributor as revenue in the first quarter of 2004.

The Company discovered the misstatement in connection with the preparation of the Company's periodic report for the quarterly period ended June 30, 2005. As a result of this event, the Company has determined that a material weakness existed in its internal control over financial reporting relating to revenue recognition in connection with a transaction in China. Specifically, the Company recorded the advance payment from a distributor as revenue where, in fact, commission revenue in respect of the advance payment was not earned. The Company has instituted remedial measures to address the weakness, including the hiring of a corporate controller who will spend a considerable amount of time in China, the enhancement of the Company's inventory and receivable reconciliations process and the establishment of internal audit procedures.

The Company does not believe that the misstatement of revenue is material. As noted above, total revenue for 2004, even before the restatement, was only $260,000, which reflects the Company's stage of development and was far less than the Company's total operating expenses, which totaled $2,264,000. In this context, management does not believe that a $51,000 adjustment in revenues would have any meaningful impact on an analysis of the Company's operating results. Nevertheless, the Company, in consultation with its independent registered public accountants, determined that the restatement would be prudent because the misstatement relates to revenue recognition, which has been an area of focus for public companies in recent years, and because the misstatement equals approximately 20% of the Company's 2004 revenue. Moreover, management's determination to restate was influenced by its conclusion that the misstatement is attributable to a material weakness in internal control.

This matter does not affect the Company's statement of operations for the quarter ended June 30, 2005.

The Company intends to file a post-effective amendment to its registration statement on Form S-1 as soon as practicable to reflect the restatement